Exhibit 10.2

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. REDACTED MATERIAL IS MARKED WITH A [***].

Broker's Contract

THIS AGREEMENT is made this October 19, 2015 between [***] (hereinafter called the "Company"), and YEETAH INSURANCE CONSULTANT LIMIID of ROOM 1901, WING KWOK CENTRE, 182 WOOSUNG STREET, JORDAN, KOWLOON (hereinafter called the "Broker").

WITNESSETH: That the Broker may submit to the Company applications for life insurance, group insurance, and annuities made by the Broker's clients within the territory of Hong Kong ("Territory"), wherein the Company has the right to do business, and may collect and pay over to the Company first year and renewal premiums on such business, all subject to the Terms and Conditions attached hereto, which the Broker has read and which form part of this Agreement, as fully as if set forth over the signatures of the parties hereto.

The Company agrees to pay and the Broker agrees to accept as full and complete remuneration for his services under this Agreement while it is in force, commissions as specified in the Schedule of Commissions (attached to and forming a part hereof), which Schedule shall be subject to change or revocation at any time on written notice by the Company in its absolute discretion, and the Broker agrees that such change or revocation (as the case may be) shall be effective and binding upon the Broker.

IN WITNESS WHEREOF, the Company has executed this Agreement in duplicate and the Broker has hereunto set its hand in duplicate the date first above written.

SIGNED for and on behalf of YEETAH INSURANCE CONSULTANT		SIGNED for and on behalf of [***] LIMITED

/s/ Lee Kwan Keung		/s/ [***]
Name:	Lee Kwan Keung	Name:	[***]
Title:	CE	Title:	Head of Partnership Distribution

TERMS & CONDITIONS

COMMISSIONS

1.   The Broker shall not be entitled to any commission on any insurance unless (a) the application for such insurance is submitted by it; (b) its name appears on the application for such insurance; (c) the relevant premium in respect of the insurance policy in cleared funds has been paid to the Company and such insurance policy has not be cancelled before the end of its cooling-off period; (d) the Broker complies with all terms and conditions of this Agreement; and (e) this Agreement remains in full force and effect.

2.   When any policy issued upon the application submitted by the Broker in pursuant to this Agreement is changed or converted to another policy plan, the commission payable upon the changed or converted policy shall be determined by the rules of the Company current at the time of such change or conversion. In any event, the Broker shall not be entitled to any commission on the changed or converted policy unless the change or conversion is effected by the Broker itself.

3.   When a new policy is issued, and a previously existing policy on the same life shall terminate within twelve (12) months before or within such lesser time frame as determined by the Company after the issue of the new policy, unless the Company otherwise determines, no first year's commission nor any proportion thereof will be payable on the new policy, except on that portion of the annual premium on the new policy which is in excess of the annual premium on the discontinued policy. Previously existing policies which are converted into paid-up insurance or extended term insurance or are reduced in face amount, shall be deemed to be terminated and the provisions of this clause shall apply.

4.   If any policy shall terminate for non-payment of premium and shall be reinstated subsequently, the Broker shall not be entitled- to receive any future commissions payable on such policy unless it effects the reinstatement of the terminated policy within a period of three （3) months from the date of termination of such policy; and during the said period of three (3) months, no other Broker shall be permitted to reinstate such policy unless otherwise agreed to by the policyholder in writing. Notwithstanding the foregoing, no commission shall be paid on any policy which is reinstated after the date of termination of this Agreement.

5.   If the Company shall refund the premiums to the policyholder on any policy and cancel the policy for any reason whatsoever, the Broker shall repay the Company on demand the amount of commission received on the premiums so refunded.

6. Benefit, remuneration, privilege or perquisite not expressly set out herein or referred to in the Schedule may be granted to the Broker at the sole discretion of the Company without any binding legal effect on the Company to continue or improve any such benefit, remuneration, privilege or perquisite; and the Company shall have the sole and absolute discretion to modify, change or discontinue forthwith any such benefit, remuneration, privilege or perquisite at any time.

7.   The Schedule of Commission is subject to discontinuance or change by the Company in its sole and absolute discretion on notice to the Broker in writing and such discontinuance or change shall apply only to business referred to the Company by the Broker subsequent to the date that such notice is given.

SET-OFF

8.   The Company shall have the right at all times to set off against any sum due to the Broker, any debt, obligation or liability due or owing by the Broker to the Company, and such setting off shall not create any cause of action against the Company by the Broker. This clause shall survive termination of this Agreement for a period of 1 year.

TERMS OF CO-OPERATION

9.   With effect from the date of execution of this Agreement by both parties hereto, subject to the Broker's duties owed to its clients and all applicable laws, regulations, rules, codes, guidelines or other regulatory requirements, the Broker agrees to introduce the Company's insurance products to its clients where it is in its clients' interests.

10.  Notwithstanding any of the terms and conditions in this Agreement, the Company reserves the right in its sole and absolute discretion not to accept any insurance applications submitted by the Broker on any one or more occasions or generally and shall be under no obligation whatsoever to give any reasons for such refusal.

10A.  Nothing in this Agreement shall create or constitute any agency, partnership or joint venture relationship between the Company and the Broker, or any employer-employee relationship between the employees of one party and the other party. The Broker shall remain at all times the agent of its clients. Neither party shall have the authority to act for or to incur any obligation on behalf of the other party.

10B.   The Company shall have the right to communicate directly or indirectly with the Broker's clients who have taken out insurance policies issued by the Company pursuant to this Agreement when the relevant insurance policies remain in full force and effect for the purpose of administering the relevant insurance policies including but not limited to ensuring that the COD Requirements (as defined in Clause 11E below) have been met. Nothing in this clause shall limit the right of the Company to communicate with any person by using personal data obtained from any source other than the Broker, whether or not such person is also a client of the Broker.

10C.   This Agreement shall not be deemed to be exclusive and the parties are free to enter into similar agreements with other third parties.

BROKER'S DUTIES, REPRESENTATIONS & WARRANTIES

11. The Broker shall deliver any policy issued by the Company to its clients without delay.

11A. The Broker shall be solely responsible for obtaining all professional indemnity insurance, licences, permits and approvals for itself or for its chief executive and technical representatives, which arc necessary or required for the performance of its duties hereunder.

11B. The Broker represents, warrants and undertakes that (a) it is and will continue to be an authorized insurance broker in Hong Kong and shall comply with all applicable laws, regulations, rules, codes and guidelines, including, without limitation, the Insurance Companies Ordinance (Cap. 41 of the Laws of Hong Kong, the Personal Data (Privacy) Ordinance (Cap.486 of the Laws of Hong Kong), and any regulations issued by the relevant approved body of insurance brokers of which the Broker is a member (i.e. the Hong Kong Confederation of Insurance Brokers or the Professional Insurance Brokers Association) in connection with the performance of its duties and obligations hereunder; (b) it has full power, authority and legal rights to enter into and engage in the transactions contemplated by this Agreement and has taken and obtained all necessary corporate or other actions and consents, approvals, licences or permits to authorize the execution and the performance of this Agreement; and (c) this Agreement shall constitute legal, valid and binding obligations of the Broker and shall be enforceable in accordance with its terms and conditions.

11C.  The Broker warrants that all information supplied by it at any time to the Company relating to itself, its business and the insurance business placed by it to the Company is true and correct in all respects.

11D.  The Broker shall promptly notify the Company in writing : (a) of any change of name or address; (b) of any change in its ownership, partners, directors, controllers or chief executive; (c) if the Broker or any of its owner, partner, director, controller or chief executive is charged with any criminal offence or becomes subject to disciplinary action by any governmental, regulatory or professional body; or (d) if any authorizations, approvals, licences and permits which are necessary for the performance of its obligations under this Agreement are altered, suspended or revoked.

11E.  The Broker shall perform any anti-money laundering procedures and customer due diligence with respect to its clients to the standard required under the guidance notes issued by the Office of the Commissioner of Insurance from time to time (the "COD Requirements"). The Broker shall also co-operate with the Company and/or the relevant authorities in respect of suspected criminal activities.

11F.  The Broker shall upon request and without delay furnish the Company copies of identification data and other relevant documentation pertaining to the identity of any of its clients and/or their beneficial owners pursuant to the COD Requirements.

REPORTS BY BROKER

12. The Broker shall, whenever the Company so requires, furnish to the Company, a detailed report on all the policies, receipts or notes in its possession for delivery to or collection by the policyholders; on policies or receipts returned to it for cancellation by the Company; and on every item of business transacted with the Company by it. The Broker shall also furnish to the Company upon request of the Company a detailed account of all the moneys, properties, or securities in its possession belonging to the Company. All reports and accounts furnished to the Company by the Broker shall be signed by the Broker. If the reports and accounts furnished to the Company disclose that the Broker is holding moneys, properties or securities belonging to the Company the Broker shall immediately pay over such moneys, properties, or securities to the Company upon demand by the Company.

RETURN OF DOCUMENTS BY BROKER

13. The Broker shall upon demand from the Company return to the Company all uncollected policies and premium receipts in its possession for the purpose of transmission to policyholders.

14. Should this Agreement be terminated for any reason whatsoever, the Broker will return to the Company all documents in his custody or possession belonging to the Company.

BROKER'S AUTHORITY

15. The Broker shall not negotiate, enter into contracts and agreements on behalf of the Company and the Company shall not be bound by any contracts and agreements made by the Broker. The Broker shall have no authority to waive any requirement or in any way modify or alter the insurance policy issued by the Company, nor shall the Broker have any power to bind the Company by making any promise or representation.

This clause shall not affect or prejudice the Broker's right to introduce the Company's insurance products to its clients where it is in its clients’ interests and submit applications for life insurance and annuities from its clients for the purposes of concluding insurance contracts between any person and the Company.

16. The Broker is not authorized to hold the monies of its clients on behalf of the Company but the Broker shall not be restricted from holding the monies of its clients and/or paying the premiums transmitted to the Broker by its clients to the Company if it is so authorized by its clients in writing. The Broker shall not on behalf of the Company, extend the time allowed for the payment of any premium.

NO ADVERTISING OR PUBLICATION BY BROKER

17. The Broker shall not print, publish, broadcast or distribute or cause to be printed, published, broadcast or distributed any interview or advertisement or any other printed matter concerning the Company in any. newspaper, magazine publication or any other media whatsoever without the prior written authority of the Company; nor shall he issue, distribute or cause to be issued or distributed any circular or write or cause to be written any letter to any newspaper, magazine. or publication concerning the Company. without first obtaining the prior written approval of the Company. If any lawsuits shall be brought against the Company in consequence of any unauthorised action or statement of the Broker, the Broker shall indemnify and keep the Company indemnified and harmless from all costs and damages arising therefrom or incidental thereto.

BROKER'S DUTY TO DISCLOSE AND INDEMNIFY

18. Subject to the Broker's duties owed to its clients and the consent of its clients, the Broker shall disclose to the Company every fact and circumstance within his knowledge relevant to the acceptance of the risk by the Company, and shall accurately relate to the Company every fact disclosed to him by the proposed insured and or any other person relevant to the Company's acceptance of the risk.

19. The Broker shall indemnify the Company against all losses incurred by the Company arising out of and/or in connection with the Broker's failure to disclose to the Company facts within his knowledge relevant to the Company's acceptance of the risk in accordance with the terms of this Agreement.

20. The Broker shall indemnify the Company and hold it harmless against all losses, claims, demands, expenses, and other liabilities incurred by the Company as a result of any breach of the terms and/ or conditions of this Agreement by the Broker including without prejudice to the generality of foregoing any representation made by the Broker which is not authorised hereunder or otherwise in writing by the Company, and any offence committed by the Broker against any laws, regulations, and statutory requirements.

21. The Broker shall indemnify the Company against all losses, costs, expenses, actions, proceedings suffered by the Company as a result of the Broker's failure to verify and check the proposed insured's and/or owner's particulars shown on his application for insurance.

21A.  Clauses 19, 20, 21, 21A and 22 shall survive the termination of this Agreement.

INDEMNITY

22. The Broker shall indemnify the Company against all claims losses expenses actions and proceedings (including legal fees on a full indemnity basis) arising out of and/or in connection with any breach of the terms and/or conditions of this Agreement by the Broker, save and except where the same is caused by any fraud or negligence or wilful default of the Company or its officers, directors, employees, representatives or contractors.

ASSIGNMENT

23. This Agreement shall be assignable, transferable or disposable by the Company in whole or in part to any successor or affiliated company. However, the Broker may not assign or purport to assign, transfer or dispose of any right or interest which the Broker may have herein without the prior written consent of the Company. Such consent by the Company to any assignment, transfer or disposition shall not create or imply any acknowledgement or responsibility on the part of the Company as to the validity, effect or sufficiency of such assignment, transfer or disposition, and such assignment, transfer or disposition shall be filed in writing to the Company.

TERMINATION OF AGREEMENT

24. Upon the occurrence of any of the following events, this Agreement shall forthwith terminate; and all of the Broker's rights hereunder and under any agreements, including the rights to commissions and benefits, and whatever payments on all premiums payable thereafter shall forthwith cease:

(a) The expiration of the 15 days' notice in writing given by one party to the other party to terminate this Agreement without the need for any reason;

(b) The breach by the Broker of any of the terms and/ or conditions of this Agreement including the Schedule, or the failure of the Broker, in any way whether expressly or impliedly, to comply with any such terms and/ or conditions;

(c) The institution of voluntary or involuntary proceedings by or against the Broker in bankruptcy or under insolvency laws or for receivership, or the composition with creditors by the Broker, or any judgment entered against the Broker which has an adverse effect on any part of its assets, property or business and which for a period of 30 days shall neither be paid nor stayed pending appeal;

(d) The breach by the Broker of any laws, regulations, rules, codes or guidelines to which the Broker is subject;

(e) The withdrawal of business of the Company from the Territory; or

(f)  The revocation of any authorizations, licences, permits or approvals required for the conduct of the business of the Broker in Hong Kong.

24A.  Termination of this Agreement shall not affect the respective rights or liabilities of either party hereto accrued or incurred prior to such termination, and the coming into force or the continuance in force of any provision of this Agreement which is expressly stated to come into force or continue in force upon or after such termination.

NO ALTERATIONS OF DOCUMENTS

25. The Broker shall, in placing business with the Company, use such forms and documents as may from time to time supplied to it by the Company for the purposes hereof. The Broker shall not make any alterations, additions or erasures on any of the forms and documents supplied by or belonging to the Company or any applicant for insurance or policyholder which may from time to time be in the possession of the Broker.

MODIFICATIONS

26. All modifications to this Agreement shall have no force and effect except that they are expressed in writing, and duly executed by the Company and the Broker, save for the Company's right to change or revoke the Schedule or as otherwise expressly provided herein.

COMPLIANCE WITH AGREEMENT

27. This Agreement together with the Schedule constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all previous agreements, arrangements, negotiations and undertakings, if any, between the Company and the Broker.

28. Any failure or omission on the part of the Company to take any immediate action on the breach of any of the terms and/ or conditions of the Agreement on the part of the Broker shall not be construed as a waiver of the Company's rights to terminate this Agreement forthwith or pursue any other remedies available to it under the laws in force from time to time, or to be construed as consent or permission granted to the Broker not to act in accordance with this Agreement.

29. This Agreement shall, unless the Company otherwise consents in writing, supersede, abrogate, and annul any relation held before by the Broker with the Company, as agent, broker or otherwise.

SEVERABILITY PROVISION

30. The invalidity or unenforceability of any terms and/ or conditions of this Agreement shall not affect any other terms and/ or conditions hereof, and the Agreement shall be construed in all respects as if such invalid or unenforceable terms and/ or conditions were omitted.

SERVICE OF NOTICE

31. Any notice given by either party hereto shall be deemed to have been sufficiently given if sent by facsimile to the party's last known facsimile number or by registered post to the registered office address of the Broker or to the registered office address of the Company's office or such other address as may be notified by the relevant party to the other for this purpose from time to time (as the case may be). A notice shall be deemed to have been received by the party to whom it is addressed in the case of a facsimile, on the date it is successfully sent as evidenced by a transmission control report from the dispatching machine provided that a signed hard copy of such facsimile will be sent in addition to the facsimile, and in the case of notice by registered post two (2) calendar days after the notice is posted (excluding the date of posting) (if posted to an address in the same country) or seven (7) calendar days after the notice is posted (excluding the date of posting) (if posted to an address in another country) and in proving such service it shall be sufficient to prove that the envelope containing the notice was properly addressed and posted.

GOVERNING LAW

32. This Agreement shall be construed and governed by the laws in force in the Hong Kong Special Administrative Region ("Hong Kong") and the parties hereto irrevocably submits to the non-exclusive jurisdiction of the courts of Hong Kong.

CONFIDENTIALITY

32A. The Broker shall not, at any time whether during or after the termination of this Agreement, divulge or use any information of a confidential nature disclosed by the Company or in relation to the Company's affairs, operations or business or customers or the existence of this Agreement and its terms (collectively, the "Confidential Information") unless with the prior written consent of the Company. Notwithstanding the foregoing, the obligations of this clause does not apply to:

(a) any Confidential Information which the Broker can demonstrate is in, or has come into, the public domain without any breach by its of this Agreement;

(b) any Confidential Information the disclosure of which is required by law or pursuant to a court order or is required by any governmental or regulatory body provided that the Broker shall, if practicable and to the extent not prohibited by laws, notify (where applicable, in advance) the Company of such disclosure or use and supply a copy of the required disclosure to the Company;

(c)  any Confidential Information which the Broker can demonstrate is received from a third party other than the Company without any confidentiality obligation;

Of

(d) any Confidential Information which the Broker discloses to its officers, directors and employees provided that such officers, directors and employees shall have been duly informed of the confidential nature of such information and the Recipient shall ensure that such officers, directors and employees shall also comply with the confidentiality obligations of this clause and shall be given access to such information only on a "need to know" basis.

32B.   The Broker acknowledges that in the event of a breach or threatened breach of any of the provisions of Clause 32A by the Broker, damages may not be an adequate remedy for the Company and accordingly, the Company shall be entitled to an injunction on the Broker against such breach or threatened breach in addition to any other remedy the Company may be entitled to at law or in equity, and no particular legal or equitable remedy shall be construed as a waiver or limitation of any other legal or equitable remedies in the event of a breach of Clause 32A.

32C.  Clauses 32A, 32B and 32C shall survive the termination of this Agreement.

HEADINGS

33.    Headings used in this Agreement are for convenience only and shall not affect the construction of this Agreement or have any binding legal effect. Any words embodying the masculine gender include other genders and any words indicating the singular case shall include the plural and vice versa. Any reference to a Clause or a Schedule is a reference to a clause or a schedule of this Agreement.

October 20, 2015

Supplemental Contract to the Broker's Contract
("Supplemental Contract")

We refer to the Broker's Contract entered into between you and [***] (the "Company"). This is a Supplemental Contract which shall amend, and form part of, your Broker's Contract. The terms used in your Broker's Contract shall, where relevant, also have the same meaning in this Supplemental Contract.

(a)	Without prejudice to the generality of Clause 24, and our rights under Clause 10, of the Broker's Contract, and in addition to your duties, representations and warranties as set out in Clauses 11 and 11A-F of the Broker's Contract, you further agree that the Company may apply its internal market conduct review and disciplinary process to review any complaints or matters arising out of or relating to the activities or omissions of you or your individual technical representatives, consultants or other employees ("Representative"). Should any of your or your Representative's activities or omissions constitute, in our opinion, negligence, misconduct, fraud or breach of any of our sales guidelines (as communicated to you by the Company from time to time), the Company shall have the absolute discretion to refuse any policy application submitted or insurance business referred to the Company by you or by such Representative.

(b)	In the event of any inconsistency between this Supplemental Contract and the Broker's Contract, the provisions of this Supplemental Contract shall prevail. This Agreement shall be construed and governed by the laws of Hong Kong.

Please confirm your agreement to the foregoing by signing and returning a duplicate copy of this Supplemental Contract to the Partnership Distribution Department of the Company.

SIGNED for and on behalf of
[***]

/s/ [***]

[***]
Head of Partnership Distribution

We hereby confirm that we have carefully read through and fully understand the contents of this Supplemental Contract and confirm our acceptance and agreement to this Supplemental Contract.

SIGNED for and on behalf of
YEETAH INSURANCE CONSULTANT LIMITED
Code No: [***]

Name:	Lee Kwan Keung
Title	CE

ADDENDUM TO BROKER'S CONTRACT

This Addendum to the Broker's Contract (hereinafter collectively called "the Contract") is signed between [***] (hereinafter called "the Company") and YEETAH INSURANCE CONSULTANT LIMITED (hereinafter called "the Broker").

The above parties agree and acknowledge that this Addendum is supplemental to, and forms part of, the terms and conditions of the Contract and that the following clauses under the Contract will be amended on the terms and conditions hereinafter contained.

1.	Clause 3 of the Contract which currently reads as: "When a new policy is issued, and a previously existing policy on the same life shall terminate within twelve (12) months before or within such lesser time frame as determined by the Company after the issue of the new policy, unless the Company otherwise determines, no first year's commission nor any proportion thereof will be payable on the new policy, except on that portion of the annual premium on the new policy which is in excess of the annual premium on the discontinued policy. Previously existing policies which are converted into paid-up insurance or extended term insurance or are reduced in face amount, shall be deemed to be terminated and the provisions of this clause shall apply." shall be deleted in its entirety and replaced as follows:

“(a)	The Broker shall be entitled to the full first year's Commissions only in the following events:

“(1)	the basic plan and/or rider(s) of a new policy and the basic plan and/or rider(s) of a previously existing policy are procured by different brokers or different distribution channels; and

(2)	(i)	when the new policy is issued, and the previously existing policy on the same life shall terminate within twelve (12) months before or after the issue of the new policy, the basic plan and/or rider(s) of the new policy and the basic plan and/or rider(s) of the previously existing policy fall within different Product Groups; OR

(ii)	when the new policy and the terminated policy (i.e. the previously existing policy on the same life) fall within same specific Product Groups, the basic plan and/or rider(s) of the new policy is issued not within ninety (90) days before or after the termination of the terminated policy, and in case of the latter, such termination shall occur after the surrender charge period of the terminated policy.

"Product Groups" means the product groups as set out in the Company's website and may be amended from time to time at the Company's absolute discretion and updated in the Company's website. The Broker acknowledges and agrees that it shall check the Company's website on the Product Groups regularly and whenever a new policy is issued as aforesaid mentioned, and that the Company shall not be under any obligations to provide separate notice to it on any amendments to the Product Groups.

In any other circumstances, the Broker shall only be entitled to the portion of the first year's Commissions on the basic plan and/or rider(s) of the new policy in excess of the first year's Commissions on the basic plan and/or rider(s) of the terminated policy in accordance with the FYC Adjustment Rules as adopted by the Company from time to time.

(b)	A previously existing policy which has lapsed, or been surrendered, or which premium has been reduced due to reduction of the sum assured, reduction of coverage or deletion of riders, or which is converted into paid-up insurance or extended term insurance shall be deemed to be terminated and the provision of this clause shall apply."

2.	This Clause 3 shall take effect retrospectively as of March 1, 2010.

3.	The following paragraph shall be inserted into the Contract as Clause 4 and all subsequent clauses in the Contract shall be renumbered accordingly:

"The Company and the Broker agree that if there is a change to the Company's policy for calculation of the first year's Commission on a new policy issued ("new FYC Adjustment Rule") which shall take effect retrospectively, and:

(a)	the first year's Commission that the Broker has received (or deemed received or set off against any amount owed by the Broker to the Company) on a new policy is greater than the amount it is so entitled under the new FYC Adjustment Rule, then the Broker shall forthwith repay to the Company the excess Commission received; and

(b)	the first year's Commission that the Broker has received (or deemed received or set off against any amount owed by the Broker to the Company) on a new policy is less than the amount it is so entitled under the new FYC Adjustment Rule, then the Company shall pay the Broker the outstanding amount."

In case of conflict between the clauses under the Contract aforesaid and this Addendum, this Addendum shall prevail.

Except as provided above, all other terms and conditions of the Contracts shall remain unchanged in all respects.

SIGNED for and on behalf of		SIGNED for and on behalf of
YEETAH INSURANCE CONSULTANT LIMITED		[***]
Agent code: [***]

/s/ [***]

Name:	Lee Kwan Keung	[***]
Title:	CE	Head of Partnership Distribution
Date:	22 Oct 2015	Date: October 20, 2015